                                                                  Exhibit 2.1(c)
                                ESCROW AGREEMENT


          ESCROW AGREEMENT dated as of the 2nd day of October, 1995, among Kulicke and Soffa Industries, Inc., a Pennsylvania corporation ("K&S"), Larry D. Striplin, Jr. ("LDS") and Mellon Bank, N.A. ("Bank"), as escrow agent hereunder ("Escrow Agent"). Definitions of certain terms used herein appear in Section 16 hereof.

                                   BACKGROUND

          Pursuant to an Agreement and Plan of Acquisition dated as of September 14, 1995 (the "Acquisition Agreement") by and among K&S, Circle "S" Industries, Inc. ("CSI"), Kulicke and Soffa Acquisition Corporation ("KSAC") and certain shareholders of CSI and an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof by and among K&S, CSI and KSAC, K&S has acquired CSI and the American Fine Wire business through the merger of KSAC with and into CSI.

          In accordance with Section 4.4(a)(ii) of the Merger Agreement, $4,260,000 is required to be deposited into escrow on the date hereof by K&S in respect of the Indemnity Holdback Amount.

          Pursuant to the Merger Agreement and the Sellers' Representative Agreement dated as of September 30, 1995 (the Sellers' Representative Agreement") among the shareholders of CSI and the Sellers' Representative, the Sellers' Representative has been appointed to act as agent and representative of the former CSI shareholders for purposes of this Escrow Agreement.

          K&S and the Sellers' Representative now wish to enter into this agreement with the Escrow Agent providing for, inter alia, the appointment of an
                                               ----- ----
escrow agent to hold the aforementioned escrow funds and to set forth the terms and conditions under which such funds shall be disbursed.

          NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.  Appointment of Escrow Agent.  K&S and the Sellers' Representative
              ---------------------------
hereby jointly appoint Mellon Bank, N.A. as the escrow agent under this Escrow Agreement, and Escrow Agent hereby accepts such appointment. Escrow Agent shall hold all of the funds deposited into escrow with it pursuant to this Agreement, together with all interest and income thereon and other proceeds thereof, including proceeds of the sale or maturity of investments constituting any of the assets held by Escrow Agent hereunder (collectively, the "Escrow Money"), in accordance with the terms hereof and shall perform its other duties hereunder.

          2.  Establishment of Escrow Account.  Escrow Agent hereby acknowledges
              -------------------------------
receipt of $4,260,000 paid to it by wire transfer by K&S. Escrow Agent shall hold such Escrow Money (and interest, income and proceeds thereof) in a segregated account or accounts entitled "Mellon Bank, N.A., as Indemnity Holdback Escrow Agent pursuant to the Escrow Agreement dated as of October 2, 1995," and invest and disburse it pursuant to the terms of this Agreement. Such Escrow Money, together with the interest, income and other proceeds thereof, is referred to herein as the "Indemnity Holdback Escrow Fund."

          3.  Investment of Escrow Money.  Until all of the Escrow Money shall
              --------------------------
have been disbursed as provided in this Agreement, Escrow Agent shall, within two business days after receipt of written instructions signed by the two persons identified in Exhibit A hereto and specifying, to the satisfaction of the Escrow Agent, the exact investment or reinvestment, invest and reinvest the same only in one or more of the following investments or in such other investment as shall be authorized (and confirmed in writing) by K&S and the Sellers' Representative (the "Obligations"):

          (i) Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, or issued by an agency or instrumentality of, the United States of America; or

          (ii) Certificates of Deposit issued, or day of deposit to day of withdrawal interest bearing accounts offered, by any bank, trust company or national banking association having capital stock, surplus and undivided profits not less than $50,000,000 as indicated in its most recently published statement of condition at the time of investment; or

          (iii)  Money Market Investment Options identified in Exhibit B hereto;

provided that no Obligation in the Holdback Indemnity Escrow Fund shall have a maturity which exceeds the shorter of (i) one year from the date of purchase or
(ii) such period of time as remains between the date of purchase and the third anniversary of the date first written above; provided further that investments in Money Market Investment Options identified in Exhibit B hereto and deposits in a day of deposit to day of withdrawal interest bearing account shall be deemed to have a maturity of one day.

In the absence of timely written instructions as to the investment of the Escrow Money, the Escrow Agent shall invest and reinvest the Escrow Money in the Dreyfus/Laurel Money Market Fund (as described on Exhibit B hereto).

          Investments may be made in Obligations of Bank or any affiliate of Bank. The Escrow Agent may purchase Obligations through Bank and its affiliates, and Bank and its affiliates may retain any charges or commissions customarily imposed for such purchases as if Bank were not Escrow Agent hereunder. If the Escrow Agent determines that any investment instruction is not satisfactory to it, the Escrow Agent shall use reasonable efforts to obtain a satisfactory investment instruction in lieu thereof. Any loss incurred from an investment, including, without limitation, market loss resulting from early liquidation of assets, and all costs of investment or liquidation, and withholding and other taxes, will be borne by the Indemnity Holdback Escrow Fund. All income earned on and other proceeds of the Escrow Money shall be added to the amount thereof and distributed in accordance with the terms hereof. Such income shall be treated as income of K&S for income tax purposes and shall be subject to any applicable withholding taxes. Whenever required by this Agreement to disburse any of the Escrow Money, Escrow Agent shall promptly liquidate sufficient investments to permit such disbursement to be made; provided, however, that if the party to whom such disbursement is to be made reasonably determines that liquidation of any investment would result in a loss, Escrow Agent, upon the written direction of the party or parties to whom such disbursement is to be made, shall delay such payment as provided by the written direction of such party or parties.

          Escrow Agent shall, on a quarterly basis, provide K&S and the Sellers' Representative with an accounting of the Escrow Money in the Holdback Indemnity Escrow Fund and of all debits and credits thereto. Such accounting shall also describe the face value and maturity dates of any investment of the Escrow Money. Escrow Agent shall, from time to time upon the request of any party hereto, orally advise such party of the balances of the Escrow Money held in the Holdback Indemnity Escrow Fund.

          4.     Disposition of Escrow Money.   Escrow Agent shall disburse the
                 ---------------------------
Escrow Money held in the Indemnity Holdback Escrow Fund pursuant to the mutual written direction of the Sellers' Representative and K&S, or in the absence of such directions, pursuant to Sections 5(a), 5(b), 5(c), 5(d) and 5(e) hereof.

          5.  Delivery of Escrow Money by Escrow Agent.
              ----------------------------------------

              (a) On January 3, 1997, Escrow Agent shall deliver to the Sellers' Representative an amount of Escrow Money held in the Indemnity Holdback Escrow Fund equal to $760,000 minus the amount of any Escrow Money that has been
                       -----
disbursed prior to that date and minus the amount of Escrow Money that is
                                 -----
subject to one or more pending Claims (as defined in Section 5(d) below).

              (b) On the first business day following the second anniversary of the date hereof, Escrow Agent shall deliver to the Sellers' Representative an amount of Escrow Money held in the Indemnity Holdback Escrow Fund equal to the sum of $500,000 and the First Pay-Out Holdback (as defined below) minus the
                                                                  -----
amount of any Escrow Money that has been disbursed prior to that date (other than amounts disbursed pursuant to Section 5(a) hereof) and minus the amount of
                                                            -----
Escrow Money that is subject to one or more pending Claims. For purposes hereof, "First Pay-Out Holdback" means $760,000 minus the amount disbursed by the Escrow
                                        -----
Agent pursuant to Section 5(a) hereof.

              (c) On the first business day following the third anniversary of the date hereof (the "Termination Date"), Escrow Agent shall deliver to the Sellers' Representative that portion of the Escrow Money held in the Indemnity Holdback Escrow Fund that has neither been disbursed prior to that date nor is subject to a pending Claim.

              (d) If Escrow Agent receives from K&S prior to the Termination Date a Claim Notice (as defined in Section 6(a) below) stating that K&S is entitled, pursuant to Section 6 of the Acquisition Agreement or pursuant to
Section 7(i) hereof, to be indemnified by the former CSI shareholders from the Indemnity Holdback Escrow Fund (a "Claim"), Escrow Agent shall disburse or retain Escrow Money from the Indemnity Holdback Escrow Fund in the amount of the Claim pursuant to Section 6 hereof.

              (e) K&S shall be entitled, from time to time prior to the Termination Date, to deliver a written notice to Escrow Agent and the Sellers' Representative specifying the amount of income tax that K&S has incurred as a result of the treatment of income earned with respect to the Escrow Money as income of K&S. Promptly following receipt of such notice, Escrow Agent shall disburse to K&S, from funds held in the Indemnity Holdback Escrow Fund, the amount of Escrow Money specified in such notice.

          6.  Claims Procedures.
              -----------------

              (a) If, prior to the Termination Date, K&S determines to assert a Claim, then K&S shall give Escrow Agent and the Sellers' Representative written notice of the Claim, specifying in reasonable detail the basis therefor and the amount and calculation thereof in accordance with the provisions of the Acquisition Agreement or Section 7(i) hereof (a "Claim Notice"). If the Sellers' Representative does not deliver to K&S and Escrow Agent written notice of his objection to the Claim within ten business days after receipt of the Claim Notice relating thereto, Escrow Agent shall, out of the Escrow Money held in the Indemnity Holdback Escrow Fund, promptly pay K&S such amount. If the Sellers' Representative shall timely deliver to K&S and Escrow Agent such written notice of objection, then Escrow Agent shall not make any payment to K&S with respect to such Claim until: (i) it has received written instructions signed by K&S and the Sellers' Representative which refer to such Claim and direct the payment to K&S of the amount of Escrow Money specified in such instructions; or (ii) it has received a copy of a judgment, decree or order of a court, or copy of an arbitration award, adjudicating the dispute with respect to such Claim, whereupon Escrow Agent shall distribute from such Escrow Money such amount as provided therein.

              (b) Any Escrow Money in excess of the amount required to satisfy the full amount claimed under all Claims pending as of the Termination Date shall be paid promptly to the Sellers' Representative pursuant to Section 5(c).

          7.  Closing Statement.
              -----------------

              (a) Promptly following the Closing, K&S shall prepare a statement of certain assets and liabilities of the Acquired Companies (the "Closing Statement"). The Closing Statement shall set forth, as of the opening of business on the Closing Date and in accordance with generally accepted accounting principles:

          (i) the Acquired Companies' cash and cash equivalents (for this purpose, any bonuses that are to be paid prior to Closing that have not been paid as of the time the Closing Statement is prepared shall be deemed to have been paid and the amount of such deemed payment shall be deducted from actual cash) ("Closing Cash"),

          (ii) the Acquired Companies' net inventory (for this purpose, Work in Process shall be valued and credited to net inventory in accordance with the methodology described in Exhibit B-1 to the Acquisition Agreement) ("Closing Inventory"),

          (iii)  the Acquired Companies' net accounts receivable ("Closing
                 A/Rs"),

          (iv) the Acquired Companies' net property, plant and equipment ("Closing PP&E"),

          (v) the Acquired Companies' trade accounts payable and accrued expenses ("Closing Payables"),

          (vi) the Acquired Companies' long-term and short-term indebtedness (excluding trade accounts payable) ("Closing Debt"),

          (vii) any liability of CSI and all other Acquired Companies for Taxes attributable to the Spin-Off Sale ("Closing Tax Liability"),

          (viii) the Acquired Companies' liabilities other than the Closing Tax Liability, the Closing Payables, the Closing Debt and any current income tax or deferred income tax liabilities (the "Closing Liabilities"),

          (ix) the net sales of the Acquired Companies for the fiscal quarter ended September 30, 1995 ("Base Net Sales"),

          (x) the value (based on the price of gold at the close of business on the business day immediately preceding the Closing) of the deficit, if any, in the gold supply that is determined as a result of the gold supply inventory referred to in Section 5.2(p) of the Acquisition Agreement (the "Gold Deficit"), and

          (xi) the value (based on the price of gold at the close of business on the business day immediately preceding the Closing) of the surplus, if any, in the gold supply that is determined as a result of the gold supply inventory referred to in Section 5.2
                 (p) of the Acquisition Agreement (the "Gold Surplus").

For purposes of the Closing Statement, additions to Closing PP&E and Closing A/Rs relating to the insurance proceeds referred to in Section 6.9 of the Acquisition Agreement shall be eliminated.

              (b) Following preparation of the Closing Statement, K&S shall prepare a Statement of Net Excess or Net Deficit that shall contain a calculation of Net Excess or Net Deficit (each, as defined below), as applicable. "Net Excess", if any, shall mean the excess of the Consolidated Closing Cash (as defined below) over the Consolidated Closing Debt (as defined below). "Net Deficit", if any, shall mean the excess of the Consolidated Closing Debt over the Consolidated Closing Cash.

          For purposes hereof, "Consolidated Closing Debt" shall equal the sum of:

          (i)    Closing Debt, plus
                               ----

          (ii)   Closing Tax Liability, plus
                                        ----

          (iii) the amount, if any, by which Closing Inventory is less than 9% of Base Net Sales, plus
                                    ----

          (iv) the amount, if any, by which Closing A/R's are less than 50% of Base Net Sales, plus
                                 ----

          (v) the amount, if any, by which Closing PP&E is less than $3,400,000, plus
                             ----

          (vi) the amount, if any, by which Closing Payables and Closing Liabilities exceed 11% of the Base Net Sales, plus
                                                               ----

          (vii)  the amount, if any, of the Gold Deficit.

          For purposes hereof, "Consolidated Closing Cash" shall equal the sum of:

          (i)    Closing Cash, plus
                               ----

          (ii) the amount, if any, by which the Closing PP&E exceeds $3,400,000, plus
                             ----

          (iii)  the amount, if any, of the Gold Surplus.

                 (c) K&S promptly shall deliver the Closing Statement and the Statement of Net Excess or Net Deficit to Price Waterhouse LLP, which promptly shall audit the statements in accordance with auditing standards generally accepted in the United States ("GAAS") and, after any adjustments as may be made as a result of such audits, Price Waterhouse LLP shall express its opinions (i) as to whether the Closing Statement presents fairly, in all material respects, the balance of the specific assets and liabilities described in 7(a) above, and
(ii) as to whether the Statement of Net Excess or Net Deficit presents fairly, in all material respects, the Net Excess or Net Deficit (as defined above). Upon receipt of Price Waterhouse LLP's opinions, K&S promptly shall deliver the audited Closing Statement and the audited Statement of Net Excess or Net Deficit to the Sellers' Representative (the "Audited Statements").

                 (d) Upon receipt of the Audited Statements, the Sellers' Representative shall have ten business days to notify K&S whether the Sellers' Representative intends to engage a "Big Six" national accounting firm ("Firm") to review the Audited

Statements to determine if they agree or disagree with Price Waterhouse LLP's audit opinion(s).

          If such notification is not received by K&S within such period, the Audited Statements shall be deemed to be final and binding for all purposes. If such timely notification is received, the Firm shall have fifteen business days to perform its review, and in connection therewith shall receive complete access to all relevant records of the Acquired Companies and to Price Waterhouse LLP supporting workpapers.

              (e) If, as a result of the Firm's review, the Sellers' Representative delivers a written objection to K&S within twenty business days of the Sellers' Representatives' original notification stating that the Firm disagrees with Price Waterhouse LLP's opinion on either of the Audited Statements, then K&S and the Sellers' Representative shall cause Price Waterhouse LLP and the Firm to confer to ascertain whether the objection can be resolved. If such difference cannot be resolved within twenty business days after delivery by the Sellers' Representative of such timely written objection, then the matter shall be submitted to and resolved by a national "Big Six" accounting firm reasonably acceptable to K&S and the Sellers' Representative. The fees and expenses of any such accounting firm incurred in resolving the disputed matters shall be equitably apportioned by such accountants based upon the extent to which K&S, on the one hand, or the Sellers' Representative, on the other hand, is determined by such accountants to be the prevailing party in the resolution of such disputed matters. The Closing Statement and the Statement of Net Excess or Net Deficit shall, after resolution of any disputes pursuant to this Section 7(e), be final, binding and conclusive on all parties hereto.

              (f) All expenses of the Firm engaged by the Sellers' Representative shall be paid by the Sellers' Representative. All Price Waterhouse LLP's expenses shall be paid by K&S.

              (g) Exhibit C hereto sets forth an example of how the Net Deficit would have been calculated hereunder based upon (and assuming the accuracy of) the June 30, 1995 financial information provided by CSI. The parties acknowledge that Exhibit C hereto is included for illustrative purposes only and that the Statement of Net Excess or Net Deficit shall be based upon the applicable assets and liabilities of the Acquired Companies as of the close of business on the Closing Date (with adjustments thereto as contemplated in the Acquisition Agreement).

              (h) Promptly following the calculation of the Net Excess or Net Deficit as described in this Section 7, as the case may be, K&S shall calculate and pay to the Sellers'

Representative (by wire transfer of immediately available funds to an account designated by the Sellers' Representative for such purpose) the Shareholder Return Amount (as hereafter defined). "Shareholder Return Amount" means the sum of (i) the excess, if any, of (x) $53,000,000 plus the Net Excess, if any, or
                                              ----
minus the Net Deficit, if any, over (y) the Stated CSI Closing Value (as defined
-----
in the Merger Agreement) minus the Closing Statement Reserve (as defined in the
                         -----
Merger Agreement) and (ii) an amount equal to the interest on the amount specified in the preceding subclause (i) that shall be deemed to have accrued from the date hereof through the date of payment pursuant to this Section 7(h) at an interest rate of 6.4375% per annum.

              (i) If the Shareholder Return Amount is zero because the amount described in subclause (y) in subparagraph (h) above exceeds the amount described in subclause (x) in subparagraph (h) above, K&S shall be entitled to recoup such excess from the Indemnity Holdback Escrow Fund upon submitting to the Escrow Agent a Claim Notice therefor pursuant to Section 6(a) hereof.

          8.  Resignation or Removal of Escrow Agent.  Escrow Agent may
              --------------------------------------
resign at any time upon 30 days' prior notice to K&S and the Sellers' Representative, and may be removed by the mutual consent of K&S and the Sellers' Representative, upon 30 days' prior notice to Escrow Agent. Prior to the effective date of the resignation or removal of Escrow Agent or any successor escrow agent, K&S and the Sellers' Representative shall jointly appoint a successor escrow agent having its principal place of business in Philadelphia, Pennsylvania, to hold the Escrow Money, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein. If no successor escrow agent is appointed prior to the effective date of the termination or resignation of the Escrow Agent, Escrow Agent may place all of the Escrow Money at the disposal of a court and petition the court to act as the successor escrow agent or to appoint another entity to act as the successor escrow agent.

          9.  Liability of Escrow Agent.
              -------------------------

              (a) K&S shall indemnify, defend, and hold the Escrow Agent harmless against all losses, claims, damages, demands, liabilities and expenses (including reasonable attorney's fees and expenses), arising out of or in connection with this Agreement or any transaction related hereto, except to the extent that any such loss, liability, or expense results from the gross negligence or willful misconduct of the Escrow Agent.

The foregoing indemnity shall survive the resignation of the Escrow Agent and the termination of this Agreement.

              (b) The Escrow Agent's duties are only such as are specifically provided herein, and the Escrow Agent shall incur no fiduciary or other liability whatsoever to K&S or the Sellers' Representative, or any other person, except to the extent K&S or the Sellers' Representative incur loss or liability due to the Escrow Agent's gross negligence or willful misconduct. The Escrow Agent may consult with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. The Escrow Agent may rely and shall be fully protected in acting upon any written instructions received by it hereunder and believed by it to have been properly executed, and will have no responsibility hereunder other than to follow faithfully the instructions contained herein. The Escrow Agent shall not be liable for interest on the Escrow Account.

              (c) The Escrow Agent shall be entitled to receive, as compensation for the ordinary administrative services to be rendered hereunder, the amount(s) set forth on Exhibit D hereto. The Escrow Agent shall also be entitled to reimbursement of all reasonable expenses, including its reasonable attorney's fees and expenses, which it may reasonably incur in connection with the performance of its duties under this Agreement or the enforcement of the indemnity provided in Section 9(a). Any amounts to be paid to the Escrow Agent pursuant to this subsection (c) shall be paid by K&S.

              (d) It is understood that should any dispute arise with respect to the payment and/or ownership or right of possession of the Escrow Funds, the Escrow Agent may retain in its possession, without liability to anyone, all or any part of said Escrow Funds until such dispute shall have been settled either by agreement of the parties to such dispute or by the final order, decree or judgment of a court or other tribunal of competent jurisdiction after the time for appeal has expired and no appeal has been perfected. The Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings. The Escrow Agent may turn over all or any part of the Escrow Funds to or upon instruction of such court or tribunal, without liability to any person, in the case of any such dispute.

              (e) Bank and its affiliates may, without having to account therefor to any person, accept deposits from, extend credit (on a secured or unsecured basis) to and generally engage in any kind of banking, trust or other business with K&S or any of its affiliates as if it were not acting as the Escrow Agent, and may accept fees and other consideration for services in connection with this Agreement or otherwise without having to account for the same to any person.

          10.  Notices.  All notices hereunder shall be in writing and shall be
               -------
sufficiently given if hand delivered, receipt acknowledged, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by fax or telecopy (with copy sent by first class U.S. mail) addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases.

               (a)     If to K&S:

                       Kulicke and Soffa Industries, Inc.
                       2101 Blair Mill Road
                       Willow  Grove, PA  19090
                       Attention: Chief Financial Officer
                       Fax No: 215-784-6258

                       With copies to:
                       John C. Bennett, Jr., Esq. and
                       Robert D. Denious, Esq.
                       Drinker Biddle & Reath
                       1100 Philadelphia National Bank Building
                       1345 Chestnut Street
                       Philadelphia, PA  19107-3496
                       Fax No:  215-988-2757

               (b)     If to Sellers' Representative:

                       Larry D. Striplin, Jr.
                       2924 Third Avenue S.
                       Birmingham, Alabama 35233

               (c)     If to the Escrow Agent:

                       Mellon Bank, N.A.
                       Mellon Independence Center
                       701 Market Street
                       Philadelphia, PA  19106
                       Attention: Corporate Trust Group
                       Fax No:  215-553-0933


          11.  Entire Agreement and Modification.  This Agreement constitutes
               ---------------------------------
the entire agreement among the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

          12.  Governing Law.  This Agreement is made pursuant to, and shall be
               -------------
construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

          13.  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

          14.  Further Assurances.  Each of the parties hereto shall execute
               ------------------
such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

          15.  Binding Effect.  This Agreement shall be binding upon and
               --------------
inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

          16.  Definitions.  Capitalized terms not otherwise defined herein
               -----------
shall have the meanings ascribed thereto in the Acquisition Agreement. As used herein, the following terms shall have the following meanings:

          "Acquisition Agreement" shall have the meaning set forth in the Background section hereof.

          "Bank" shall mean Mellon Bank, N.A.

          "Claim" shall have the meaning set forth in Section 5(d) hereof.

          "Claim Notice" shall have the meaning set forth in Section 6(a) hereof.

          "Closing Statement" shall have the meaning set forth in Section 7(a) hereof.

          "Consolidated Closing Debt" shall have the meaning set forth in
Section 7(b) hereof.

          "Consolidated Closing Cash" shall have the meaning set forth in
Section 7(b) hereof.

          "Escrow Agent" shall mean Mellon Bank, N.A..

          "Escrow Money" shall have the meaning set forth in Section 1 hereof.

          "Indemnity Holdback Escrow Fund" shall have the meaning set forth in
Section 2 hereof.

          "K&S" shall mean Kulicke and Soffa Industries, Inc.

          "LDS" shall mean Larry D. Striplin, Jr.

          "Merger Agreement" shall have the meaning set forth in the Background section hereof.

          "Obligations" shall have the meaning set forth in Section 3 hereof.

          "Sellers' Representative" shall mean LDS or, in the event of LDS' unavailability to serve, the person then serving in such capacity pursuant to the terms of the Sellers' Representative Agreement.

          "Sellers' Representative Agreement" shall have the meaning set forth in the Background section hereof.

          "Shareholder Return Amount" shall have the meaning set forth in
Section 7(h) hereof.

          "Termination Date" shall have the meaning set forth in Section 5(c) hereof.

          17.  Change of Sellers' Representative.  In the event that LDS is
               ---------------------------------
unavailable to serve as the Sellers' Representative, K&S shall promptly inform the Escrow Agent of the name and address of the person then serving in such capacity pursuant to the terms of the Sellers' Representative Agreement.

          IN WITNESS WHEREOF, this Escrow Agreement has been executed as of the date and year first above written.

                           KULICKE AND SOFFA INDUSTRIES, INC.



                           By:_______________________________
                              Name:
                              Title:

                           __________________________________
                           Larry D. Striplin, Jr., as Sellers'
                            Representative



                           MELLON BANK, N.A., as Escrow Agent



                           By:_______________________________

                               Escrow Agreement


                           List of Omitted Exhibits
                           ------------------------

Exhibit A - List of authorized persons to direct investments
Exhibit B - Money Market Investment Options
Exhibit C - Example of Statement of Net Deficit
Exhibit D - Escrow Agent's compensation schedule